DAVID ANDERSON
                           Certified Public Accountant
                               577 University Ave
                               St. Paul, MN 55103
                                  612-224-7497


HLW Corporation
411 South Cedar Lake Road
Minneapolis, MN 55405

We have audited the accompanying balance sheet for HLW, Inc as of December 2, 1996 and the related statement of earnings, income and cash flows for the year ending statement of November 30, 1995 and November 30, 1996.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HLW Corporation as of November 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

David Anderson, CPA

/s/ David Anderson
December 2, 1996